AGREEMENT AND
                             PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated this 19th day of November, 1998 is being entered into by and between Oceanside Bank, a state-chartered bank ("Bank"), Atlantic BancGroup, Inc., a Florida corporation ("Atlantic BancGroup") and Oceanside Interim Bank, an interim state-chartered bank ("Interim").

         The Board of Directors of the Bank have determined that it is in the best interest of the Bank and its shareholders for the Bank to be reorganized into a holding company form of ownership. The Bank has caused Atlantic BancGroup to be organized under Florida law for the purpose of becoming the parent holding company of the Bank. It is intended that the reorganization will be accomplished by causing Atlantic BancGroup to become the sole shareholder of the newly-formed Interim and then merging Interim into the Bank, so that as part of the merger, all of the outstanding shares of Common Stock of the Bank, as well as all of the outstanding Warrants of the Bank, will automatically be converted into and become the shares of Common Stock of Atlantic BancGroup, which would then become the sole shareholder of the Bank (the "Reorganization").

         NOW, THEREFORE, the parties hereto, intending to be legally bound by this Agreement, agree to effect the Reorganization of the Bank into the holding company form of ownership in accordance with and subject to the terms and conditions set forth below.

                                    ARTICLE I

                      Merger of Oceanside Interim Bank into
                       Oceanside Bank and Related Matters

         Section 1.1 On the Effective Date (as defined in Article V herein), Interim will be merged with and into the Bank and the Bank shall then be the "Resulting Bank" (the "Merger"), and the separate existence of Interim shall cease. All assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank and shall be deemed to be a continuation of Interim. The Bank shall succeed to the rights and obligations of Interim. The Bank shall operate under its original Articles of Incorporation, a copy of which is attached hereto as Exhibit A, under the name "Oceanside Bank".

         Section 1.2 Following the Merger, the existence of the Bank which will be the Resulting Bank, shall continue unaffected and unimpaired by the Merger, with all rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a state chartered bank organized under Florida law, and the Articles of Incorporation, a copy of which is attached hereto as Exhibit A, and Bylaws of the Bank as in effect on the Effective Date, shall continue in full force and effect.

         Section 1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank the business presently conducted by the Bank will continue to be conducted by it, as a wholly-owned subsidiary. The then executive officers of the Bank will continue in the positions they currently hold until such time as the Board of Directors of the Bank determines otherwise.

         The following is a list of the current Executive Officers:

                                                       Position with
                         Name                        Oceanside Bank
                         ----                        --------------

                  M. Michael Witherspoon              Chairman and
                                                 Chief Executive Officer

                  Barry W. Chandler                    President

                  David L. Young               Senior Vice President and
                                                 Chief Financial Officer

         Section 1.4 On the Effective Date, the number of directors of the Bank as stated in its Articles of Incorporation, shall be not less than five (5). The directors set forth below shall serve as the interim directors of Atlantic BancGroup until the first Annual Meeting of Shareholders. On the Effective Date, the then Board of Directors of the Bank shall continue to serve as the Board of Directors of the Bank until such time as their successors have been elected and qualified. The names, resident addresses and terms of office of the directors of the Bank on this date are as follows:

           Name                               Address
           ----                               -------

         Frank J. Cervone                91 Nina Lane
                                         Ponte Vedra Beach, FL 32082

         Barry W. Chandler               1022 Seawood Drive
                                         Neptune Beach, FL 32266

         Jimmy D. Dubberly               108 Greenwood Drive
                                         Glennville, GA 30427

         Donald F. Glisson, Jr.          2195 Osprey Point Drive
                                         Jacksonville, FL 32224

         Robin Scheiderman               3419 Lands End Drive
                                         St. Augustine, Florida 32095

         Gordon K. Watson                1262 Fish Hook Way
                                         Ponte Vedra Beach, FL 32082

         Conrad I. Williams              314 12th Street
                                         Atlantic Beach, FL 32233

         M.  Michael Witherspoon         3343 Lighthouse Pointe Lane
                                         Jacksonville, FL 32250

         Dennis M. Wolfson               9548 Waterford Road
                                         Jacksonville, FL 32257

         Section 1.5 The home office of Oceanside Bank is located at 1315 South Third Street, Jacksonville Beach, Florida 32250, and it shall continue to be the home office of the Bank from and after the Effective Date. The Bank currently operates and intends to continue to operate the following full-service branch offices after the Reorganization:

                               North Beach Office
                             560 Atlantic Boulevard

                          Neptune Beach, Florida 32266

         Section 1.6 The Bank currently does not have trust powers and does not anticipate having trust powers at the Effective Date of the Reorganization.

                                   ARTICLE II

                               Conversion of Stock

         Section 2.1 The manner and basis of converting the Common Stock of the parties to this Agreement shall be as follows:

                     A. On the Effective Date, all shares of Common Stock of Atlantic BancGroup held by the Bank shall be canceled and shall no longer be deemed to be issued or outstanding for any purpose.

                     B. On the Effective Date, except for those shares for which
         "dissenters' rights" are exercised, for each share of Common Stock, $5.00 par value, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of fully paid and non-assessable Common Stock, par value $.01 per share, of Atlantic BancGroup ("Atlantic BancGroup Common Stock"). From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of the Bank shall evidence ownership of Atlantic BancGroup on the basis set forth herein.

                     C. All of the outstanding Warrants of Oceanside Bank (entitling the holder thereof to purchase one share of Common Stock at $10.00 per share) will be converted into and exchanged for, on a one-for-one basis, Warrants for Atlantic BancGroup (entitling the holder thereof to acquire one share of Atlantic BancGroup Common Stock, $.01 per share par value, at $10.00 per share). From and after the Effective Date, each warrant which, prior to the Effective Date, represented rights to purchase shares in the Bank shall provide the holder thereof the same rights to purchase shares in Atlantic BancGroup.

                     D. Each share of Common Stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of fully paid and non-assessable Common Stock, $5.00 par value, of the Bank and shall not be further converted into shares of Atlantic BancGroup so that from and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be held by Atlantic BancGroup. From and after the Effective Date, each certificate, if any, which, prior to the Effective Date, represented shares of Interim, shall evidence ownership of the Bank on the basis hereinabove set forth.

                     E. At or prior to the Effective Date, the Bank shall designate an exchange agent to receive from the holders of the Bank stock certificates which immediately prior to the Effective Date represented Bank Common Stock and to exchange such certificates for certificates of Atlantic BancGroup Common Stock as heretofore provided. Promptly after the Effective Date, the exchange agent shall mail to each record holder, as of the Effective Date, any outstanding certificate or certificates, which prior to the Effective Date represented shares of Bank Common Stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal, to the exchange agent at its address stated therein) and instructions for use in effecting the surrender of such certificate or certificates for exchange therefore. Upon surrender to the exchange agent for such certificate or certificates, together with such properly executed letter of transmittal, the exchange agent shall exchange such certificate or certificates for stock certificates of Atlantic BancGroup Common Stock as provided herein. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Atlantic BancGroup Common Stock into which such shares of Bank Common Stock shall have been converted.

                     F. The conversion and exchange of shares of Bank Common Stock and Warrants into shares of Atlantic BancGroup Common Stock and Warrants, pursuant to this Article II, shall be in full satisfaction of all rights pertaining to the converted shares and Warrants.

                     G. On the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding on the Effective Date shall cease to have any rights with respect to Bank Common Stock, and their sole rights shall be with respect to Atlantic BancGroup Common Stock into which their shares of Bank Common Stock shall have been converted as a result of the Merger. On the Effective Date, the holders of Warrants outstanding on the Effective Date shall cease to have any rights with respect to Bank Common Stock , and their sole rights shall be with respect to Atlantic BancGroup Common Stock into which their shares of Bank Common Stock shall have been converted as a result of the Merger.

                     H. No share of Bank Common Stock as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to law (Dissenting Shares) shall be converted into the right to receive Atlantic BancGroup, Inc. Common Stock. In lieu thereof, the holder of Dissenting Shares shall be entitled to payment in accordance with the applicable provisions of
         Section 658.44, Florida Statutes, (the Dissenter/Appraisal Statute) applicable to state-chartered banks. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter rights under the Dissenter/Appraisal Statute, such Dissenting Shares shall be converted into Atlantic BancGroup Common Stock in accordance with the provisions hereof. Dissenting Shares acquired by the Bank pursuant to payment shall be held by the Bank as authorized but unissued shares. This Agreement is subject to the condition that properly exercised dissenter shares shall not exceed more than

         10% of the total number of shares outstanding or approximately 59,475 shares in order for this to be a tax free reorganization. Under the terms of this Plan, management may chose to honor up to 10% in dissenter shares in order to consummate the transaction. In order to remain a "well capitalized bank" under the FDIC rules, the Bank intends to do a private placement offering to provide sufficient capital to the Bank to pay for dissenter shares that are tendered.

                                   ARTICLE III

                                   Conditions

         Section 3.1 The obligations of the Bank, Atlantic BancGroup and Interim to effect the Merger and otherwise consummate the Reorganization, which are the subject matter hereof, shall be subject to satisfaction of the following conditions:

                     A. The  approval  of this  Agreement  by a majority  of the
         outstanding   shares  of  Bank  Common   Stock  at  a  meeting  of  the
         shareholders of the Bank duly called at which a quorum is present.

                     B. Receipt of any and all approvals from The Florida Department of Banking and Finance ("Florida Department"), the Federal Reserve Board ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger, and the issuance and delivery of Atlantic BancGroup Common Stock as contemplated by this Agreement.

                     C. Receipt of a ruling from the Internal Revenue Service or an opinion from its legal counsel that the Merger will be treated as a non-taxable transaction under Section 351 or other applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the Bank's shareholders upon the exchange of Bank Common Stock held by them solely for Atlantic BancGroup Common Stock.

                     D. Not more than 10% of the outstanding shares shall have exercised dissenter's rights as provided for in Section 2.1(H) herein.


                                   ARTICLE IV

                                   Termination

         Section 4.1 This Agreement may be terminated and the Merger need not be consummated at the election of any of the parties hereto at any time before the Effective Date, in the event that, for any reason, consummation of the holding company formation contemplated by this Agreement is inadvisable in the opinion of the Bank, Atlantic BancGroup, or Interim. Termination of this Agreement shall be effected by written notice by the terminating party to the other parties. Upon giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Bank, Atlantic BancGroup and/or Interim, or the directors, officers, employees, or agents of any of them.

         Section 4.2 In the event of termination of this Agreement, the Bank shall pay the fees and expenses incurred in connection with this Agreement and the proposed formation of a holding company.

                                    ARTICLE V

                            Effective Date of Merger

         Section 5.1 Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed such certificates or further documents as are required under applicable law, rule or regulation with the Florida Department, the FRB and/or the FDIC and with such other federal and state regulatory agencies as may be required in order to effect the Merger provided for herein.

         Section 5.2 The date and time by which all of such filings are completed and accepted by the applicable agencies is referred to in this Agreement as the "Effective Date".

                                   ARTICLE VI

                                  Miscellaneous

         Section 6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

         Section 6.2 This Agreement shall be governed by and construed under Florida law, and where applicable, federal law.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                                 OCEANSIDE BANK

Attest:                                      By:
        ---------------
         David L. Young                          M.  Michael Witherspoon
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                                 ATLANTIC BANCGROUP, INC.



Attest:                                      By:
        ---------------
         David L. Young                          M. Michael Witherspoon
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                                 OCEANSIDE INTERIM BANK
                                                       (In Organization)



Attest:                                      By:
        ---------------
         David L. Young                          Barry W. Chandler
                                                 President